Exhibit 99

RETIREMENT SAVINGS PLAN OF BNY SECURITIES GROUP

Financial Statements for the Years Ended December 31, 2007 and 2006

RETIREMENT SAVINGS PLAN OF BNY

SECURITIES GROUP

*	Schedules required by Form 5500 that are not required or applicable have been omitted.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

Retirement Savings Plan of BNY Securities Group:

We have audited the accompanying statement of net assets available for benefits of the Retirement Savings Plan of BNY Securities Group (the “Plan”) as of December 31, 2007 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and changes in net assets available for benefits for the year then ended, in conformity with U.S. generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic 2007 financial statements taken as a whole. The accompanying supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2007 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2007 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2007 financial statements taken as a whole.

/s/KPMG LLP

KPMG LLP

New York, New York

June 30, 2008

Report of Independent Registered Public Accounting Firm

To the Committee and the Participants of

The Retirement Savings Plan of BNY Securities Group

We have audited the accompanying statements of net assets available for benefits of the Retirement Savings Plan of BNY Securities Group (the “Plan”) as of December 31, 2006 and the related statement of changes in net assets available for benefits for the year ended December 31, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for the benefits of the Plan at December 31, 2006, and the changes in its net assets available for benefits for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

June 22, 2007

RETIREMENT SAVINGS PLAN OF BNY SECURITIES GROUP

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2007	2006
ASSETS:
Investments at fair value:
The Bank of New York Mellon Corporation Common Stock Fund	$5,114,009	$—
The Bank of New York Company, Inc. Common Stock Fund	—	3,220,109
BNY Hamilton Mutual funds	—	5,852,074
Other mutual/managed funds	276,449,790	237,705,945
Commingled funds	59,149,661	53,155,806
Loans to participants	7,633,042	7,124,838

Total investments	348,346,502	307,058,772
Employer’s contributions receivable	17,316,896	15,854,821

Total assets	365,663,398	322,913,593

NET ASSETS AVAILABLE FOR BENEFITS, AT FAIR VALUE	365,663,398	322,913,593
Adjustments from fair value to contract value for fully benefit-responsive investment contracts	642,810	534,252

NET ASSETS AVAILABLE FOR BENEFITS	$366,306,208	$323,447,845

See accompanying notes to the financial statements.

RETIREMENT SAVINGS PLAN OF BNY SECURITIES GROUP

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2007	2006
ADDITIONS TO NET ASSETS:
Investment income:
Interest and dividend income	$28,107,795	$18,765,322
Net (depreciation)/appreciation in fair value of investments	(1,694,339)	15,554,108

Total investment income	26,413,456	34,319,430

Contributions:
Employer	17,011,101	15,777,893

Participants:
Transfer from other plans	—	42,455,284
Participants’ contributions during the year	26,456,199	26,660,969

Total participants’ contributions	26,456,199	69,116,253

Total contributions	43,467,300	84,894,146

Total additions	69,880,756	119,213,576

DEDUCTIONS FROM NET ASSETS:
Benefits paid to participants	24,967,177	34,702,192
Administrative expenses	100,397	212,058

Total deductions	25,067,574	34,914,250

Net increase in net assets before transfers	44,813,182	84,299,326

Transfers to other plans	(1,954,819)	(29,630,312)

Net increase	42,858,363	54,669,014

NET ASSETS AVAILABLE FOR BENEFITS
At beginning of year	323,447,845	268,778,831

At end of year	$366,306,208	$323,447,845

See accompanying notes to the financial statements.

RETIREMENT SAVINGS PLAN OF BNY SECURITIES GROUP

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

General Information – On January 1, 2006, the Retirement Savings Plan of BNY Brokerage, Inc. (the “Brokerage Plan”) merged into the Retirement Savings Plan of Pershing LLC (the “Pershing Plan”). At that time, the Pershing Plan was renamed as the Retirement Savings Plan of BNY Securities Group (the “Plan”). Approximately $42.5 million of the balances from the Brokerage Plan were transferred to the Plan and credited to the employee’s account.

The Plan is a defined contribution plan sponsored by The Bank of New York Company, Inc. (“Company”), and is intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan provides employees with an opportunity to invest a portion of their annual compensation, augmented by matching Company contributions, as well as discretionary contributions made by the Company, for additional income in their retirement.

As of December 31, 2006, the Plan’s assets were held and serviced by Wachovia Bank, N.A. (“Wachovia”) and Fidelity Trust Company (“Fidelity”). On March 16, 2007, the Company transferred the accounts held at Wachovia to Fidelity.

Merger with Mellon Financial Corporation – On July 1, 2007, The Bank of New York Company, Inc. and Mellon Financial Corporation merged into The Bank of New York Mellon Corporation (“BNY Mellon”), with BNY Mellon being the surviving entity. As a result, on July 1, 2007, all shares of The Bank of New York Company common stock in the Plan were converted to BNY Mellon. For every share of The Bank of New York Company common stock that a participant held in the Plan, the participant automatically received .9434 shares of The Bank of New York Mellon Corporation common stock. Reference to the “Company” for periods prior to July 1, 2007 refer to The Bank of New York Company Inc. and for periods on or after July 1, 2007 refer to BNY Mellon.

The following description of the Plan provides only general information. Participants should refer to the Plan document or the Plan agreement for a more complete description of the Plans’ provisions.

Administration of the Plan – The Plan is administered by the Plan Committee (“Committee”) consisting of at least three persons, whose positions with The Bank of New York, a wholly-owned subsidiary of the Company, are set forth in the Plan to serve as fiduciaries of the Plan. In accordance with the provisions of the Plan, The Bank of New York provides certain administrative and investment services to the Plan.

Participation – Employees eligible to participate in the Plan are (i) participants employed by a participating employer in the Pershing Plan as of December 31, 2005; (ii) participants employed by a participating employer in the Brokerage Plan as of December 31, 2005; (iii) new domestic employees of Pershing LLC and BNY Brokerage, Inc. and their affiliates, and (iv) employees of any other affiliate of the Company who adopts this Plan. New domestic employees of Pershing LLC and BNY Brokerage, Inc. who are hired on or after January 1, 2006 (other than part-time employees scheduled to work 20 or fewer hours per week), will be eligible to participate in the Plan following 30 days of service. A part-time employee who is hired on or after January 1, 2006, will be eligible to participate in the Plan on the first day following the 12 consecutive month period of employment during which the part-time employee completes 1,000 hours of service.

All employees who have not taken action to either enroll or decline to enroll in the Plan after 45 days of employment are automatically enrolled in the Plan with a contribution rate of 4% of their pre-tax compensation. The money will be directed into the Fidelity Managed Income Portfolio Fund (a stable-value fund). Employees may stop their contributions to the Plan entirely, may change their contribution percentage or may change their fund selection.

Contributions – Employees may voluntarily contribute up to 20% of their total compensation (as defined in the Plan) to the Plan. Total compensation for Plan purposes is limited to $225,000 for 2007, and $220,000 for 2006.

To satisfy Section 401(k) of the Internal Revenue Code of 1986 as amended (the “Code”), contributions are limited to the extent necessary to reduce the actual deferral percentage for certain highly compensated employees, as defined by the Code. The maximum individual salary deferral contribution per participant for the year is $15,500 in 2007 and $15,000 in 2006.

For participants age 50 and over, additional “catch-up” contributions are allowed up to an additional $5,000 in 2007 or 2006.

There are three types of contributions made to the Plan by the Company: (i) the “Profit Sharing Contribution” (ii) the “Matching Contribution” and (iii) the “Qualified Employer Contribution”.

Profit Sharing Contribution – All employees are eligible for the Profit Sharing Contribution. The employee must be employed by the Company on December 31st of each year in order to receive that year’s Profit Sharing Contribution. The contribution is based on the amount of base salary paid to the employee during the Plan Year and the respective percentages of base salary, if any, determined separately for employees of Pershing LLC and its affiliates as a group and the employees of BNY Brokerage, Inc. and its affiliates as a group. Based on these factors, the Company may contribute up to 10% of the employee’s base salary. Profit Sharing Contributions are 20% vested after one full year of service, 40% vested after two full years of service, 60% vested after three full years of service, 80% vested after four full years of service and 100% vested after five full years of service.

Matching Contribution – The Company makes a contribution to the employee’s account for a particular year, provided the employee is employed on December 31st of that year and elected or made pre-tax or after-tax contributions. The Plan provides that, generally participants will receive a Matching Contribution equal to 100% of their pre-tax or after-tax contributions (other than catch-up contributions), up to a maximum employer contribution of $3,000. Matching Contributions are 100% immediately vested.

Qualified Employer Contribution – Employees may also receive Qualified Nonelective Contributions or Qualified Matching Contributions to the Plan in order to satisfy applicable non-discrimination standards under the Code. The amount of any additional Qualified Nonelective Contributions or Qualified Matching Contributions and the method used to allocate such contributions among participants will be determined at the discretion of the Committee. Qualified Employer Contributions are 100% immediately vested.

Employees may rollover lump-sum payments from a previous employer’s qualified retirement plan within 60 days after receipt, provided certain other legal requirements are satisfied. A rollover contribution does not make the employee eligible for Plan participation until the normal service requirements are met. The Company does not match rollover contributions.

In addition to the Plan’s restrictions, the Code places overall limits on the amount that can be added to the participant’s Plan account each year. The Code defined contribution plan annual contribution limit for 2007 is $45,000, which includes participant’s contributions (other than catch-up and rollover contributions), any Profit Sharing Contributions, Matching Contributions, Qualified Non-elective Contributions or Qualified Matching Contributions, and the 5% discount on Company Common Stock purchased through The Bank of New York Mellon Corporation Common Stock Fund.

Participant Accounts – Each participant’s account is credited with the applicable amount of Company contributions and any voluntary contributions made by the participant. Payments with respect to a participant’s interest under the Plan are charged to the participant’s account. The account is also credited or charged with the proportionate share of changes in the net assets of the Plan arising from investment activities.

Investment Funds – Each of the Plan’s participants directs The Bank of New York as the trustee of the Plan (the “Trustee”) to invest their account in one or more of the 30 professionally managed funds offered under the Plan, plus The Bank of New York Mellon Corporation Common Stock Fund. There is a wide variety of investment choices, such as stable value, international, indexed, bond, and growth funds. The performance of the investment funds being offered in the Plan is evaluated regularly, and the funds offered under the Plan may change periodically.

Withdrawals from the Plan – The full value of the participant’s vested interest in his or her account in the Plan may be distributed upon termination of the participant’s employment. The account value will be paid as a lump sum distribution. The participant may elect to have the total vested value of the account remain in the Plan until April 1 of the year following the year the participant attains age 70  1/2; however, account balances less than $1,000 will be automatically distributed in cash after termination of employment if a distribution has not been requested. Employees working past age 70  1/2 may defer commencement of distributions until April 1 following the calendar year in which they terminate employment.

In the event of the participant’s death, payments will be made to the designated beneficiary. If the participant is married, the spouse is automatically the beneficiary, unless the participant designated an alternate beneficiary, which is consented to by the participant’s spouse as witnessed by a plan representative or notary public. If the participant is not married, and if no beneficiary was designated, payments go directly to the participant’s estate.

Subject to certain limitations, a participant may also withdraw all or part of his or her account that is vested upon attainment of age 59 1/2, or in the event of total disability or extreme hardship. Participants may also request an in-service distribution of all or any part of the account attributable to after-tax contributions.

Loans to Participants – Participants may borrow against their account balance according to the procedures as described in the Plan’s Summary Plan Description. Loans from the Plan must be repaid over one to five years for a regular loan and one to ten years for a primary residence loan. Participant loans are secured by the balance in the participant’s account and bear interest rate based on the prime lending rate (7.25% – 8.25% in 2007, and 4.50% – 8.25% in 2006). Generally, the participant may borrow up to 50% of the total vested value of the account with a minimum loan amount of $500 and a maximum of $50,000. Loan repayments and interest are generally paid through payroll deductions and are credited to the account as they are paid.

Forfeitures – Forfeitures are transferred to a forfeiture account, which is maintained for the Plan as a whole and is not attributable to any given participant. The balance of the forfeiture account may be used to correct errors in the accounts of other participants, restore prior forfeitures, pay Plan administrative expenses or reduce contributions to the Plan, as directed by the Company. At December 31, 2007 and 2006, the forfeiture account totaled $473,205 and $390,620 respectively. Forfeitures used totaled $407,580 for 2007 and there were no forfeitures used in 2006.

Amendment, Suspension and Termination – The Board of Directors of the Company (the “Board”) may amend or terminate the Plan, in whole or in part, at any time. No such amendment or termination, however, may have the effect of diverting any part of the net plan assets to any purpose other than for the exclusive benefit of the participants. Likewise, no amendment or termination may reduce the interest of any participant in the net plan assets accrued prior to such amendment. The Board may, however, make such amendments, of retroactive effect if necessary, as are required or advisable to comply with the provisions of the Code and ERISA pertaining to savings plans and trusts.

In the event of termination, the Plan and the trust agreement may be kept in effect by the Board with respect to the contributions already made to the Plan, or the trust agreement may be terminated. If the trust agreement is terminated, assets of the Plan, except for The Bank of New York Mellon Corporation Common Stock Fund, shall be converted into cash and such cash shall be distributed to the participants in proportion to their respective interests. Participants in The Bank of New York Mellon Corporation Common Stock Fund shall receive their proportionate share of the fund assets in The Bank of New York Mellon Corporation common stock, and cash for any fractional shares.

Additional information regarding participants’ rights is provided in the Summary Plan Description.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting :

The financial statements of the Plan are prepared under the accrual method of accounting.

Recent Accounting Pronouncements:

In September 2006, the FASB issued Statement on Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Plan adoption of SFAS No. 157 is not expected to have a material impact on the amounts reported in the financial statements.

In July 2006, the FASB released FASB Interpretations (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 provides guidance for how uncertain tax position should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires evaluation of tax positions taken or expected to be taken in the course of preparing the Trust’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. The adoption of FIN 48 will require financial statements to be adjusted to reflect only those tax positions that are more likely than not to be sustained as of the adoption date. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006 and is applied to all open years as of the effective date. The Plan adopted FIN 48 as of January 1, 2007 and the adoption did not have a material impact to the Plan’s financial statements.

The following is a summary of significant accounting policies of the Plan:

Use of Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation – The fair value of the investments in commingled and mutual funds valued at net asset value of shares held by the Plan are based on the fair values of the underlying securities. The fair value of the investments in the Company’s common stock and managed fund are based on quoted market prices. Loans to participants are valued at their outstanding principal balances which approximates fair value.

Fully Benefit-Responsive Investment Contracts – As described in the Financial Accounting Standards Board (“FASB”) Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement, as contract value is the amount participants will receive if they were to initiate permitted transactions under the terms of the Plan. As required by the FSP the statement of net assets available for benefits presents the investment contracts at fair value with the adjustment from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

The investment in Fidelity Managed Income Portfolio Fund (FMIP) includes fully benefit-responsive investments stated at fair value. Contract value is equal to principal balance plus accrued interest. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield and crediting interest rates were 4.18% and 4.40% for 2007 and 4.05% and 4.27% for 2006. The crediting interest rate is based on a formula agreed upon with the issuer. Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g. divestitures or spin-offs of a subsidiary) which cause a significant withdrawal from the plan or (iv) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe that the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants is probable.

Investment Transactions and Investment Income – Investment transactions are recognized on the trade date of the purchase or sale. Dividend income is recognized on the ex-dividend date. Interest income is recognized on an accrual basis.

Administrative Expenses – The Company either pays directly, or reimburses to the Plan, most administrative fees that are directly charged to the Plan.

Benefits Paid to Participants – Benefits are recorded when paid.

3.	INVESTMENTS

The fair values of individual investments that represent five percent or more of the Plan’s net assets available for benefits are as follows:

	December 31,
	2007		2006
Investments at Fair Value:
Fidelity Managed Income Portfolio Fund **	$59,149,661		$53,155,806
Fidelity ContraFund	35,886,061		28,671,581
Vanguard Institutional Index Fund	25,731,614		18,550,258
Fidelity Diversified International Fund	22,897,757		17,657,852
Vanguard Windsor II Fund	18,212,051	*	16,592,613

*	Represents less than 5% of the Plan’s net assets available for benefits.
**	As of December 31, 2007 and 2006, the contract value for the Fund was $59,792,471 and $53,690,058, respectively.

The Plan’s investments (including losses and gains on investments bought and sold, as well as held during the year) (depreciated)/appreciated in fair value as follows:

Net (Depreciation) / Appreciation in Fair Value

	2007	2006
The Bank of New York Mellon Corporation Common Stock Fund	$504,410	$—
The Bank of New York Company, Inc. Common Stock Fund	186,698	591,059
BNY Hamilton Mutual Funds	10,596	661,499
Other Mutual/Managed Funds	(2,396,043)	14,301,550

	$(1,694,339)	$15,554,108

The Plan’s investment in The Bank of New York Mellon Corporation common stock earned dividend income of $48,839 in 2007. The Plan’s investment in The Bank of New York Company, Inc. common stock earned dividend income of $43,164 in 2007 and $70,427 in 2006. The Plan’s investments in the BNY Hamilton Mutual Funds earned interest and dividend income of $10,699 in 2007 and $9,811 in 2006. The Plan’s investment in the Dreyfus S&P 500 Index fund earned interest and dividend income of $4,266 in 2007.

4.	TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service (“IRS”) dated October 20, 2006, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended and restated. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Committee believes the Plan is operating in compliance with the applicable requirements of the Code and, therefore believes that the Plan, as amended and restated is qualified and the related trust is tax-exempt.

5.	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

The Plan provides for investment in the Company’s common stock fund. At December 31, 2007 and 2006, approximately 1% of the Plan’s total assets were invested in the common stock of the Company. The underlying value of the Company common stock is entirely dependent upon the performance of the Company and the market’s evaluation of such performance.

6.	PARTY-IN-INTEREST TRANSACTIONS

Transactions resulting in Plan assets being transferred to or used by a related party are prohibited under ERISA unless a specific exemption applies. The Company is a party-in-interest as defined by ERISA as a result of being trustee of the Plan. The Plan invests in funds managed by affiliate of the Company. Certain Plan investments are managed and held in trust by Fidelity during 2007 and 2006. This qualifies Fidelity as a party-in-interest as defined by ERISA. The Plan also engages in transactions involving the acquisition or disposition of common stock of the Company. Those transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Internal Revenue Code.

7.	PLAN TERMINATION

Although it has not expressed to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon such termination, the Plan administrator would direct the Plan trustee to distribute participant account balances. Upon termination of the Plan participant account balances would vest in full.

8.	NET TRANSFER TO OTHER PLANS

In 2007, the participants transferred assets from the Plan to the Employee Savings & Investment Plan which totaled approximately $1.9 million. In 2006, the participants transferred assets from the Plan to the Employee Savings & Investment Plan and to the Retirement Savings Plan of BNY Securities Group which totaled approximately $3.5 million and $26.1 million, respectively.

9.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2007 and 2006, to the Form 5500:

	December 31,
	2007	2006
Net assets available for benefits per the financial statements	$366,306,208	$323,447,845
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(642,810)	(534,252)

Net assets available for benefits per the Form 5500	$365,663,398	$322,913,593

The following is a reconciliation of the change in net assets available for benefits per the financial statements for the year ended December 31, 2007 and 2006, to the Form 5500:

	December 31,
	2007	2006
Net increase in net assets available for benefits per the financial statements	$42,858,363	$54,669,014
Add: Adjustment from fair value to contract value for fully benefit-responsive investment contracts – prior year	534,252	—
Less: Adjustment from fair value to contract value for fully benefit-responsive investment contracts – current year	(642,810)	(534,252)

Net increase in assets available for benefits per the Form 5500	$42,749,805	$54,134,762

The accompanying financial statements present fully benefit-responsive contracts at contract value. The Form 5500 requires fully benefit-responsive investment contracts to be reported at fair value. Therefore, the adjustment from fair value to contract value for fully benefit-responsive investment contracts represents a reconciling item.

SUPPLEMENTAL SCHEDULE

RETIREMENT SAVINGS PLAN OF

BNY SECURITIES GROUP

SCHEDULE H, LINE 4i – SCHEDULE OF ASSETS (HELD

AT END OF YEAR) AS OF DECEMBER 31, 2007

Identity of Issue, Borrower, Lessor or Similar Party	Description	Number of Shares Held	Fair Value
* The Bank of New York Mellon Corporation Common Stock Fund	Common Stock	336,227	$5,114,009

Alliance/Frontier Growth Fund	Managed Fund	360,889	5,936,630
American Funds AMCAP Fund	Mutual Fund	212,720	4,296,945
American Funds Capital World Growth & Income Fund	Mutual Fund	250,892	11,192,289
Columbia Acorn Z Fund	Mutual Fund	520,471	15,411,160
DFA Emerging Markets Value Fund	Mutual Fund	405,221	18,028,289
* Fidelity Balanced Fund	Mutual Fund	635,252	12,457,289
* Fidelity ContraFund	Mutual Fund	490,850	35,886,061
* Fidelity Diversified International Fund	Mutual Fund	573,879	22,897,757
* Fidelity Dividend Growth Fund	Mutual Fund	211,740	6,225,152
* Fidelity Low-Priced Stock Fund	Mutual Fund	125,117	5,146,071
Morgan Stanley U.S. Real Estate Fund	Mutual Fund	340,835	5,368,155
Neuberger Berman Genesis Fund	Mutual Fund	155,137	7,317,792
The Oakmark International I Fund	Mutual Fund	311,215	6,519,958
The Oakmark Select Fund	Mutual Fund	197,905	5,038,670
PIMCO High Yield Institutional Fund	Mutual Fund	363,897	3,471,579
PIMCO Long-Term U.S. Government Fund	Mutual Fund	336,587	3,712,558
PIMCO Real Return Fund	Mutual Fund	374,694	4,106,645
PIMCO Total Return Fund	Mutual Fund	1,208,860	12,922,712
T. Rowe Price Mid Cap Growth Fund	Mutual Fund	172,729	9,961,298
T. Rowe Price Small Cap Value Fund	Mutual Fund	237,078	8,515,824
Vanguard Capital Opportunity Fund	Mutual Fund	40,337	3,431,050
Vanguard Institutional Index Fund	Mutual Fund	191,827	25,731,614
Vanguard LifeStrategy Conservative Growth Fund	Mutual Fund	52,043	892,024
Vanguard LifeStrategy Growth Fund	Mutual Fund	218,040	5,466,250
Vanguard LifeStrategy Income Fund	Mutual Fund	69,797	993,909
Vanguard LifeStrategy Moderate Growth Fund	Mutual Fund	173,731	3,684,836
Vanguard PRIMECAP Fund	Mutual Fund	87,739	6,560,256
Vanguard Strategic Equity Fund	Mutual Fund	345,138	7,064,966
Vanguard Windsor II Fund	Mutual Fund	328,204	18,212,051

Total Mutual/Managed Funds			276,449,790
* Fidelity Managed Income Portfolio Fund	Commingled Funds	59,792,471	59,149,661
* Loans to Participants		Various loans at various interest rates range from 7.25% to 8.25% due from 1 to 10 years	7,633,042

Total Investments			$348,346,502

*	Represents a party-in-interest as defined by ERISA.

See accompanying report of independent registered public accounting firm.